As filed with the Securities and Exchange Commission on July 14, 2014

Registration No. 333-174553

Registration No. 333-173120

Registration No. 333-134885

Registration No. 333-117807

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
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POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-174553

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-173120

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-134885

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-117807
UNDER
THE SECURITIES ACT OF 1933
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INVESTORS CAPITAL HOLDINGS, LLC

(as successor in interest to Investors Capital Holdings, Ltd.)

(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	04-3284631 (I.R.S. Employer Identification No.)

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Six Kimball Lane, Suite 150 Lynnfield, MA (Address of Principal Executive Offices)	01940 (Zip Code)

Investors Capital Holdings, LTD. 401(k) Profit Sharing Plan

INVESTORS CAPITAL HOLDINGS, LTD. 2005 EQUITY INCENTIVE PLAN

INVESTORS CAPITAL HOLDINGS, LTD. 2001 EQUITY INCENTIVE PLAN

(Full title of the plans)

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James A. Tanaka
General Counsel
RCS Capital Corporation
405 Park Avenue, 15th Floor
New York, NY 10022
(Name and address of agent for service)

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(866) 904-2988

(Telephone number, including area code, of agent for service)

With a copy to:

Lorenzo Borgogni
Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
(212) 969-3000
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [_]	Accelerated filer [_]
Non-accelerated filer [_] (Do not check if a smaller reporting company)	Smaller reporting company [X]

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Explanatory Note

These Post-Effective Amendments relate to the following Registration Statements of Investors Capital Holdings, Ltd. (the “Registrant”):

•	Registration Statement on Form S-8 (File No. 333-173120), pertaining to the registration of 100,000 shares of the Registrant’s common stock issuable under the Investors Capital Holdings, LTD 401(k) Profit Sharing Plan (as amended, the “401(k) Plan”).

•	Registration Statement on Form S-8 (File No. 333-174553), pertaining to the registration of an additional 50,000 shares of the Registrant’s common stock issuable under the 401(k) Plan for a total of 150,000 shares of the Registrant’s common stock issuable under the 401(k) Plan.

•	Registration Statement on Form S-8 (File No. 333-134885), pertaining to the registration of up to 1,000,000 shares of the Registrant’s common stock issuable under the Investors Capital Holdings, Ltd. 2005 Equity Incentive Plan (the “2005 Plan”).

•	Registration Statement on Form S-8 (File No. 333-117807), pertaining to the registration of 250,000 shares of the Registrant’s common stock issuable under the Investors Capital Holdings, Ltd. 2001 Equity Incentive Plan (the “2001 Plan”).

Effective July 11, 2014, RCS Capital Corporation (“RCAP”) completed the acquisition of the Registrant pursuant to the Agreement and Plan of Merger, dated as of October 27, 2013, as amended as of February 28, 2014 (the “Merger Agreement”) by and among the Registrant, RCAP and Zoe Acquisition, LLC (the “Merger Sub”) a Delaware limited liability company and a wholly-owned subsidiary of RCAP, the Registrant was merged with and into Merger Sub, with Merger Sub surviving the merger and continuing as a subsidiary of RCAP under the name “Investors Capital Holdings, LLC”. As a result of the transaction, each outstanding share of common stock of the Registrant was automatically converted into the right to receive the merger consideration described in the Merger Agreement.

In accordance with an undertaking made by the Registrant in the Registration Statements to remove by means of a post-effective amendment any shares of the Registrant’s common stock that remain unsold at the termination of the offering, Investors Capital Holdings LLC, as successor in interest to the Registrant, hereby de-registers any and all shares of common stock originally reserved for issuance under the 401(k) Plan, the 2005 Plan and the 2001 Plan, respectively, and registered under the Registration Statements listed above which remained unissued at the effective time of the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Investors Capital Holdings, LLC, as successor in interest to the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 14, 2014.

INVESTORS CAPITAL HOLDINGS, LLC
(as successor in interest to Investors Capital Holdings, Ltd.)
By: RCS CAPITAL CORPORATION, its sole member
By: /s/ James A. Tanaka
Name: James A. Tanaka
Title: Authorized Signatory

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements with respect to the Registrant in reliance upon Rule 478 under the Securities Act of 1933.